EXHIBIT 99


                              FOR IMMEDIATE RELEASE

                     SVB Financial Services, Inc. Announces
                           42% Increase in Net Income


Somerville, NJ...April 15, 2002 Robert P. Corcoran, President and CEO of SVB Financial Services, Inc., the parent holding company of Somerset Valley Bank, announced today that the Company's net income for the first quarter increased 42% over the same period last year.

         Net income for the three months ended March 31, 2002 was $478,000, compared to $337,000 for the same period in 2001. Earnings per share were $.14 on both a basic and diluted basis in 2002 compared to $.10 in 2001.

         Net interest income growth of $439,000 or 17% was cited as the major reason for the improvement in net income. This increase resulted from the significant asset growth experienced in the first quarter. Total assets grew from $328 million at year end 2001 to $357 million at March 31, 2002. Loans accounted for $7 million of the asset growth. Total assets have increased by $94.5 million or 36% since March 31, 2001. Loans accounted for $31 million of that amount. Partially offsetting the positive effects of asset growth was a decline in the Company's net interest margin from 4.28% in the first quarter 2001 to 3.63% in 2002 as a result of eleven decreases in the Federal Funds and prime lending rates totaling 475 basis points since January 1, 2001.

         Non interest income increased $88,000 or 31% in the first quarter.

         Non interest expenses increased $286,000 or 13% over last year of which $217,000 was in salaries and benefits expense. The Company added the Edison office to its branch network after March of last year and additions to staff were necessary in other areas to support the significant asset growth.

         "When you consider that this is the first economic slowdown in a decade and the lowest interest rates in forty years our growth in loans, deposits, and especially net income, is a significant achievement," said Corcoran. He further stated, "A number of economists seem to feel that the economy is poised to start heading in a positive direction. If that is true, it should have a positive impact on our net interest margin and our earnings."

         Asset quality remains strong. The Company had $38,000 in loans past due over 90 days and non accrual loans totaled $461,000 and represents only .21% of total loans. Net charge offs were $157,000 compared to $29,000 last year.

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         Somerset Valley Bank operates offices in Somerville (2),  Hillsborough,
Bridgewater,   Manville,  Aberdeen,  Bernards,  at  the  Arbor  Glen  Retirement
Community and Edison Township. The Bank will open a full service branch on Mountain Boulevard in Warren Township in 2002.

         SVB Financial Services, Inc. is traded on the NASDAQ National Market under the trading symbol SVBF and can be accessed via the Internet at www.somersetvalleybank.com.

         The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by an "asterisk" (*) or may use such forward-looking terminology as "expect", " look", " believe", " anticipate", " may", " will", or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry. Actual results may differ materially from such forward-looking statements. SVB Financial Services, Inc. assumes no obligation for updating any such forward-looking statement at any time.




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SVB FINANCIAL SERVICES, INC
Selected Consolidated Financial Data

                                                  Three  Months Ended            Years Ended
                                                         March  31,              December 31,
(in thousands except per share data)             2002        2001          2001         2000        1999
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INCOME STATEMENT DATA:
Interest Income                                  4,938       4,928        19,867       17,945      14,412
Interest Expense                                 1,951       2,380         9,030        7,972       6,093
Net Interest Income                              2,987       2,548        10,837        9,973       8,319
Provision for Loan Losses                          100         105           365          375         440
Net Interest Income After Provision for
   Loan Losses                                   2,887       2,443        10,472        9,598       7,879
Non-Interest Income                                369         281         1,329          991         787
Non-Interest Expense                             2,482       2,196         9,009        8,182       6,496
Income Before Income Taxes                         774         528         2,792        2,407       2,170
Income Tax Expense                                 296         191         1,048          900         815
Net Income                                         478         337         1,744        1,507       1,355

BALANCE SHEET DATA:
Total Assets                                   356,854     262,400       328,305      241,630     206,107
Federal Funds Sold and Other
    Short Term Investments                      21,062      12,189        15,104           78       2,400
Interest Bearing Time Deposits                  11,464       8,364         9,670        8,075       5,283
Securities Available for Sale                   38,834      30,218        29,052       33,303      27,216
Securities Held to Maturity                     49,827      10,704        41,509        6,337       5,122
Loans                                          216,278     185,433       209,592      179,218     153,151
Deposits                                       323,603     242,726       297,474      222,384     189,562
Shareholders' Equity                            20,257      17,899        19,628       17,366      15,364

PERFORMANCE RATIOS:
Return on Average Assets                         0.55%       0.53%         0.61%        0.67%       0.69%
Return on Average Equity                         9.79%       7.81%         9.49%        9.43%       9.19%
Net Interest Margin                              3.63%       4.28%         4.02%        4.73%       4.53%

ASSET QUALITY:
Loans Past Due Over 90 Days                         38           1            --           --          --
Non-Accrual Loans                                  461         390           510          482         692
Net (Recoveries)/Charge Offs                       157          29            77          102         101
Allowance for Loan Losses to Total Loans         0.95%       1.02%         1.01%        1.02%       1.01%

PER SHARE DATA (1):
Earnings Per Share - Basic                        0.14        0.10          0.53         0.47        0.42
Earnings Per Share - Diluted                      0.14        0.10          0.52         0.45        0.41
Book Value                                        6.00        5.50          5.92         5.32        4.72



(1)  All data has been retroactively restated for stock dividends.

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